Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – December 3, 2020

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Announces Appointment of New CFO

PHILADELPHIA, PA, December 3, 2020 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced the promotion of Melanie Marein-Efron, the Company’s Executive Director of Corporate Development and Finance, to Chief Financial Officer, effective December 2, 2020.

“I am pleased to announce Melanie’s promotion to be our new Chief Financial Officer, and I welcome her to our Executive Leadership Team,” said Richard A. Hayne, Chairman and Chief Executive Officer.  “I am confident Melanie will approach her new role with the same energy, dedication and thoroughness she has displayed since joining URBN eight years ago,” finished Mr. Hayne.

Ms. Marein-Efron joined URBN in January 2013 as Director of Financial, Planning & Analysis and was subsequently promoted to Executive Director Finance & Corporate Development, her current role. Prior to joining the Company, Melanie worked at Campbell Soup Company, Godiva Chocolate and General Motors in various senior finance roles. Melanie began her career at Arthur Andersen in 1991 in the financial advisory consulting practice. Melanie holds a B.S. in Economics and M.B.A in Finance from the Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 250 Urban Outfitters stores in the United States, Canada and Europe and websites; 234 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 146 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants, 1 Urban Outfitters franchisee-owned store and 1 Anthropologie Group franchisee-owned store, as of October 31, 2020. Free People and Urban Outfitters wholesale sell their products through approximately 2,300 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions or public health crises, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, any material disruptions or security breaches with respect to our technology systems, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate (including the uncertainties associated with the U.S. Tax Cuts and Jobs Act), changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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